SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(date of earliest event reported)
April 28, 2004

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Dixie Road, Suite 100, Brampton, Ontario, Canada	L6T 5P6

(address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (905) 863-0000.

SIGNATURES
EXHIBIT INDEX
EX-99.1

Item 5. Other Events

On April 28, 2004, Nortel Networks Corporation (the “Company”) issued a press release (the “Press Release”) announcing management changes and an update on a number of matters. These include (i) the status of the independent review being conducted by the Nortel Networks Audit Committee; (ii) planned restatements and revisions to 2003 and prior year financial results; (iii) the delay in the availability of financial results for the first quarter of 2004; and (iv) certain potential impacts.

The Company owns all of the Registrant’s common shares and the Registrant is the Company’s principal direct operating subsidiary.

Management Changes

As previously announced, the Nortel Networks Audit Committee has been undertaking an independent review of the circumstances leading to the restatement of Nortel Networks financial statements for 2000, 2001 and 2002 and the first and second quarters of 2003. As noted below, the independent review is ongoing. In that connection, the boards of directors of Nortel Networks Corporation and Nortel Networks Limited, the Company’s principal operating subsidiary (“NNL”), today announced the following senior management changes, effective immediately:

•	William Owens (age 63) has been appointed president and chief executive officer of the Company and NNL. Owens replaces Frank Dunn who has been terminated for cause.

Owens has been a director of the Company and NNL since February 2002. Until this appointment, he was the chairman and chief executive officer of Teledesic LLC, a satellite communications company, since June 2003 and was vice chairman and co-chief executive officer from August 1999 to June 2003. Previously, he was president, chief operating officer and vice chairman of Science Applications International Corporation ("SAIC"), one of the largest employee-owned high-technology companies in the United States. Prior to joining SAIC, Owens was vice chairman of the United States Joint Chiefs of Staff, and the second-ranking military officer in the United States. Owens served as Commander of the U.S. Sixth Fleet during Operation Desert Storm.

•	The appointments of William Kerr as chief financial officer and MaryAnne Pahapill as controller have been made permanent. These appointments had been made on an interim basis on March 15, 2004. Kerr (age 50), a chartered accountant, originally joined Nortel Networks in 1994 as controller. Before leaving Nortel Networks in 2001, he held a number of senior positions in the Company’s Finance organization including senior vice-president, finance and treasurer and senior vice-president, corporate business development. Since joining Nortel Networks in 1999, Pahapill (age 43), a chartered accountant, has held a number of positions in the Company’s Finance organization including assistant controller and, most recently, assistant treasurer.

•	Former chief financial officer, Douglas Beatty, and former controller, Michael Gollogly, both of whom had been placed on paid leave of absence by Nortel Networks on March 15, 2004, have been terminated for cause.

In addition, the boards of directors of the Company and NNL announced that four individuals who were senior line of business finance executives of Nortel Networks during the periods under review have been placed on paid leave of absence pending further progress of the independent review.

Independent Review, Status of Restatements and Revisions to Financial Results

The independent review has been focused on management’s practices regarding accruals and provisions. The Nortel Networks Audit Committee has determined to extend the time period being covered by the independent review to include all of 2003.

While the Nortel Networks Audit Committee has not yet determined the full extent of the adjustments that will be required, it has determined that Nortel Networks previously announced unaudited results for the year ended December 31, 2003 will need to be revised. It has also determined that Nortel Networks will need to restate the financial results reported in each of its quarterly periods of 2003 and for earlier periods including 2002 and 2001.

Based on the Company’s work to date with respect to the planned restatements and subject to the limitations described below, Nortel Networks preliminary partial estimates to date of the principal impacts of the restatements and revisions are as follows:

•	a reduction of approximately 50 percent in previously announced net earnings for 2003; these amounts will largely be reported in prior periods, resulting in a reduction in previously reported net losses for such periods including 2002 and 2001;

•	a reported net loss for the first half of 2003 compared to the previously announced net earnings for that period;

•	no material impact to prior period revenues; and

•	no material impact to the Company’s cash balance as at December 31, 2003.

The Company’s work to date with respect to the planned restatements and revisions is subject to a number of important limitations, including:

•	the ongoing work of the Nortel Networks Audit Committee independent review, including with respect to the second half of 2003;

•	the significant work to be done by the Company, including with respect to the second half of 2003, accounting documentation and reporting systems issues and the impact of accounting for certain matters, including foreign exchange;

•	the previously disclosed material weaknesses in the Company’s internal controls over financial reporting; and

•	the audit of the Nortel Networks financial statements by the Company’s independent auditors.

In addition, in light of the foregoing, the Company has not finalized its financial statements as at December 31, 2003. Until the Company finalizes its financial statements, subsequent events or information may result in adjustments to certain estimates used in the preparation of the Company’s year end and/or quarter end financial statements. At this time, the Company cannot estimate the impact of any such adjustments on its results of operations or financial position.

The Nortel Networks Audit Committee will take the necessary time so that its review of the issues is thorough and that appropriate corrective actions are implemented. The Audit Committee is striving to complete its work as soon as practicable. Following completion of the independent review, the Company will work to complete its full year 2003 and interim 2004 financial statements and the restated financial statements and to facilitate the completion of the related audits as soon as practicable.

Nortel Networks will continue to cooperate with the regulatory authorities in connection with their previously announced investigations.

The preliminary partial estimates of the impacts of the restatements described above have not been the subject of a review or audit engagement by Nortel Networks independent auditors, Deloitte & Touche LLP. Pending the issuance by Deloitte & Touche LLP of its audit opinions in respect of the Company’s and NNL’s planned restated 2002 and 2001 financial statements, the financial statements of the Company and NNL for such periods and the auditors’ reports thereon should not be relied upon. In addition, the Company’s previously announced unaudited financial results for the year ended December 31, 2003 and the quarterly periods included therein should not be relied upon.

Availability of Q1 2004 Financial Results

As a result of all of the above, Nortel Networks is not in a position at this time to announce preliminary financial results for the first quarter of 2004. The Company can report, on a preliminary unaudited basis, that its cash balance as at March 31, 2004 was approximately US$3.6 billion, down from approximately US$4.0 billion as at December 31, 2003. The reduction was primarily due to payments made in the first quarter of 2004 under the Nortel Networks employee incentive compensation plans as well as cash outlays for restructuring and a real estate transaction.

Q1 2004 Business Developments

The following are certain comments on Nortel Networks business developments during the first quarter of 2004.

During the quarter, wireless broadband solutions continued to show momentum across all technologies, showing a particular strength in UMTS (Universal Mobile Telecommunications System) with a notable success in the timely deployment for Orange in the south of France. In addition, the Company made progress with its GSM-R (GSM for Railways) solution in China, Spain and the U.K., and a new 450 MHz CDMA (Code Division Multiple Access) solution with deployments announced in Eastern Europe.

Enterprise solutions saw slower momentum in all areas except within the Company’s convergence portfolio, which showed strength. Nortel Networks continued to gain traction in the healthcare sector with a number of deployments throughout Canada and the United States.

Wireline solutions momentum was impacted by North American seasonality in the first quarter, particularly within the TDM business. VoIP (voice over Internet protocol) continued its momentum, but reflected some choppiness associated with initial contract phases. Nortel Networks made new inroads supporting its carrier customers in delivering managed and hosted multimedia application services.

Optical solutions continued to make progress in its areas of focus, primarily in metro WDM and next generation SONET, with deployments of broadband networking solutions. Nortel Networks also announced strategic alliances with Calix, ECI Telecom and KEYMILE to deliver next-generation ultra-broadband solutions.

Nortel Networks Limited

The financial results of NNL are consolidated into the Company’s results. NNL’s financial statements for the applicable periods will also be restated upon any restatement of the Company’s financial statements. NNL’s preferred shares are publicly traded in Canada.

Update on Certain Potential Impacts

Debt Securities

As previously announced, as a result of the delay in the filing of the 2003 Form 10-K beyond March 30, 2004, the Company and NNL are not in compliance with their obligations to deliver to relevant parties their filings with the United States Securities and Exchange Commission (the “SEC”) under their public debt indentures. Approximately US$1.8 billion of notes of NNL (or its subsidiaries) and US$1.8 billion of convertible debt securities of the Company are outstanding under the indentures. The delay does not result in an automatic event of default and acceleration of the long-term debt of the Company or NNL. If the holders of at least 25 percent of the outstanding principal amount of any relevant series of debt securities provide notice of such non-compliance to the Company or NNL, as applicable, and the Company or NNL, as applicable, fails to file and deliver the relevant 2003 Form 10-K within 90 days after such notice is provided, then the trustee under the indenture or such holders will have the right to accelerate the maturity of the relevant series of debt securities. While such notice could have been given at any time after March 30, 2004, to date neither the Company nor NNL has received any such notice. In addition, if the required percentage of holders under one series of debt securities were to give such a notice and, after the 90 day cure period expired, were to accelerate the maturity of such debt securities, then the principal amount of each other series of debt securities could, upon 10 days notice, be accelerated without the lapse of an additional 90 day cure period. Based on inquiries to date, the Company believes that approximately 34 percent of the outstanding principal amount of the US$150 million 7.875% notes due June 2026 issued by a subsidiary of NNL and guaranteed by it are held by a group of related holders. Other than with respect to that series of debt securities, based on such inquiries, neither the Company nor NNL is aware of any holder, or group of related holders or parties, that holds at least 25 percent of the outstanding principal amount of any relevant series of debt securities. The Company also believes based on such inquiries that approximately 23 percent of the outstanding principal amount of the US$150 million 7.40% notes due June 2006 issued by NNL are held by a single holder.

If an acceleration of the Company’s and NNL’s debt securities were to occur, the Company and NNL may be unable to meet their respective payment obligations with respect to the related indebtedness. In such case, the Company and NNL would seek alternative financing sources to satisfy such obligations. At present, neither the Company nor NNL has any agreements or understandings in place with respect to any such financing.

EDC Support Facilities

As previously announced, NNL obtained a waiver from Export Development Canada (“EDC”) to permit continued access by NNL to the EDC performance-related support facility in accordance with its terms while the Company and NNL complete their 2003 Form 10-K filing obligations. The waiver will expire on May 29, 2004. Because the developments announced today will result in a delay in such filing beyond May 29, 2004, NNL intends to request a new waiver from EDC to cover the period beyond May 29, 2004. There can be no assurance that NNL will receive a new waiver or as to the terms of any such waiver. If such a waiver is not received, EDC would as of May 29, 2004 have the right to terminate its commitments under the facility, which provides for up to US$300 million of committed support (which support is conditioned upon, among other things, the maintenance of minimum credit ratings of B- from Standard & Poor’s Ratings Service and B3 from Moody’s Investors Service, Inc. and the absence of a material adverse change) and US$450 million of uncommitted support. EDC would further have the right to exercise certain rights against collateral under NNL’s security documents if the underlying instruments or performance bonds become due, or require that NNL cash collateralize all existing support. As at March 31, 2004, there was approximately US$326 million of outstanding support under this facility.

Credit Facilities

NNL has notified the lenders under its US$750 million five-year credit facilities that it is terminating these credit facilities. NNL will be unable to file its 2003 Form 10-K by April 29, 2004 which would permit the lenders under these credit facilities to terminate their commitments under such facilities. The five-year credit facilities, which would otherwise expire by their terms in April 2005, have remained undrawn since their effectiveness in April 2000.

Other Matters

The Company and NNL do not expect to be in compliance with certain U.S. and Canadian securities regulations for the timely filing of their unaudited interim financial statements for the first quarter of 2004 prepared in accordance with United States and Canadian generally accepted accounting principles (“GAAP”) and their Canadian GAAP audited financial statements and Annual Information Form for the year 2003. The Company and NNL will each be filing with the SEC a Form 12b-25 Notification of Late Filing relating to the delay in filing its unaudited interim financial statements for the first quarter of 2004.

Pending the filing of its 2003 and first quarter 2004 Canadian GAAP financial statements, Nortel Networks intends to satisfy the Alternative Information Guidelines recommended by the Ontario Securities Commission. The Ontario Securities Commission, and other Canadian securities regulators may, in light of the Company and NNL not filing such financial statements in a timely manner, impose a cease trade order related to the Company’s and NNL’s securities against some or all persons who have been directors, officers or insiders of the Company or NNL, which cease trade order would generally not affect the ability of persons who have not been directors, officers or insiders of the Company or NNL to trade in their securities.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

     99.1 Press release issued by the Company on April 28, 2004 (furnished pursuant to Item 12)

Item 12. Results of Operation and Financial Condition

The Press Release is attached hereto as Exhibit 99.1 and is furnished in accordance with Item 12 of Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ NICHOLAS J. DEROMA

Nicholas J. DeRoma
Chief Legal Officer

By:	/S/ BLAIR F. MORRISON

Blair F. Morrison
Assistant Secretary

Dated: April 28, 2004

EXHIBIT INDEX

99.1 Press Release issued by the Company on April 28, 2004.